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                                                                              Exhibit 99(d)

                        Entergy Mississippi, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                              1994      1995      1996      1997       1998       1999
Fixed charges, as defined:
  Total Interest                                              $52,764   $51,635   $48,007   $45,274    $40,927   $38,840
  Interest applicable to rentals                                1,716     2,173     2,165     1,947      1,864     2,261
                                                             -----------------------------------------------------------
Total fixed charges, as defined                                54,480    53,808    50,172    47,221     42,791    41,101

Preferred dividends, as defined (a)                             9,447     9,004     7,610     5,123      4,878     4,878
                                                             -----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined    $63,927   $62,812   $57,782   $52,344    $47,669   $45,979
                                                             ===========================================================
Earnings as defined:

  Net Income                                                  $48,779   $68,667   $79,210   $66,661    $62,638   $41,588
  Add:
    Provision for income taxes:
    Total income taxes                                         12,476    34,877    41,107    26,744     28,031    17,537
    Fixed charges as above                                     54,480    53,808    50,172    47,221     42,791    41,101
                                                             -----------------------------------------------------------

Total earnings, as defined                                   $115,735  $157,352  $170,489  $140,626   $133,460  $100,226
                                                             ===========================================================

Ratio of earnings to fixed charges, as defined                   2.12      2.92      3.40      2.98       3.12      2.44
                                                             ===========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 1.81      2.51      2.95      2.69       2.80      2.18
                                                             ===========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.



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